SHEPPARD, MULLIN, RICHTER & HAMPTON LLP
                               800 Anacapa Street
                            Santa Barbara, CA 93101
                           Telephone: (805) 568-1151
                           Facsimile: (805) 568-1955


                               September 20, 2001


Holiday RV Superstores, Inc.
200 East Broward Street, Suite 920
Ft. Lauderdale, Florida 33301

     Re: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have  acted as  counsel to  Holiday  RV  Superstores,  Inc.,  a Delaware corporation ("Holiday"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of (1) 500,000 shares of common stock of Holiday issued pursuant to that certain Debt Conversion and Mutual Settlement and Release Agreement dated April 11, 2001 among Holiday, Little Valley Auto and RV Sales, Inc., Ernest Davis Jr. and Lori A. Davis (the "Davis Conversion Shares"), (2) 412,000 shares of common stock of Holiday issued pursuant to that certain Debt Conversion and Mutual Settlement and Release Agreement dated March 1, 2001 among Holiday, County Line Select Cars, Inc., Armondo Alonso and Francisco Alonso (the "Alonso Conversion Shares" and collectively with the Davis Conversion Shares, the "Conversion Shares"), and (3) 350,000 shares of common stock of Holiday that are issuable upon exercise of a warrant (the "Warrant") to purchase shares of common stock of Holiday (the "Warrant Shares") that was issued pursuant to that certain Financial Consulting and Investment Banking Agreement dated April 13, 2000 between Holiday and Schneider Securities, Inc. This opinion is being delivered to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act in connection with the Registration Statement on Form S-3, including all pre- and post-effective amendments thereto (the "Registration Statement"), for resale of the Conversion Shares and the Warrant Shares, filed with the Securities and Exchange Commission under the Act.

     In rendering the opinions set forth herein, we have made such investigations of fact and law, and examined such documents and instruments, or copies thereof established to our satisfaction to be true and correct copies thereof, as we have deemed necessary under the circumstances.

     Based upon the foregoing and such other examination of law and fact as we have deemed necessary, and in reliance thereon, we are of the opinion that:

     1. The Conversion Shares are duly authorized, validly issued, fully paid and nonassessable.

Holiday RV Superstores, Inc.
September 21, 2001
Page 2

     2. The Warrant Shares have been duly authorized and, upon exercise of the Warrant and payment of the exercise price in accordance with the terms of the Warrant, the Warrant Shares will be validly issued, fully paid and nonassesable.

     The foregoing opinions are limited to matters involving the applicable provisions of the Delaware General Corporation Law and we do not express any opinion as to the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the prospectus that is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                 Very truly yours,


                                /s/ Sheppard, Mullin, Richter & Hampton LLP